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                                                                   Exhibit 10.65
                          CORPORATE PROPERTY INVESTORS

                           EXECUTIVE SEVERANCE POLICY

           As Amended and Restated Effective as of August 11, 1998 1/



                                    PREAMBLE

         Corporate Property Investors establishes this Corporate Property Investors Executive Severance Policy (the "Policy") as of February 18, 1998, in order to provide severance benefits to selected executives on their Termination (as defined below).

                  Said Policy is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

                  SECTION 1. Definitions. As used in this Policy, the following terms have the following meanings:

                  "Annual Compensation" of an Employee shall mean the sum of (i) such Employee's annualized base salary for the year in which the Termination occurs and (ii) the highest annual bonus paid or awarded to such Employee by the Company with respect to any of the three calendar years preceding the Employee's Termination (regardless of the year in which actually paid).

                  "Cause" shall mean (i) the willful and continued failure of an Employee to perform substantially the Employee's duties owed to the Company after a written demand for substantial performance is delivered to the Employee which specifically identifies the nature of such non-performance, (ii) the willful engaging by the Employee



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     1/ This Policy has been amended and restated to reflect the elimination of the cutback in benefits to avoid the excise tax imposed on excess parachute payments pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. This elimination of the cutback was approved by at least 75% of CPI's shareholders on August 10, 1998.



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in gross misconduct significantly and demonstrably injurious to the Company or
(iii) conduct by the Employee in the course of his or her employment which is a felony or fraud that results in material harm to the Company or a third party.

                  "Class 1 Employee" shall mean an Employee who is an officer of Company with the title of Chairman, President, Senior Vice President, Vice President or Treasurer.

                  "Class 2 Employee" shall mean an Employee who is not a Class I Employee with the title of Assistant Controller, Assistant Secretary, Assistant Treasurer, Chief Information Officer, Director of Development, Executive Director of Leasing, Regional Marketing Manager or Regional
Property Manager.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" shall mean Corporate Property Investors and its successors and affiliates.

                  "Employee" shall mean a non-probationary salaried employee of the Company expected to work at least 30 hours per week in the normal work-week.

                  "Policy" means this Corporate Property Investors Executive Severance Policy as in effect from time to time.

                  "Service" of an Employee shall mean the number of anniversaries that have occurred since the date of initial hire of such Employee, as a salaried employee expected to work at least 30 hours per week in a normal work-week for the Company, plus one. For purposes of the foregoing, employment by Pembrook Management, Inc. shall be deemed to constitute employment by the Company.

                  "Termination" shall mean the termination of an Employee's employment with the Company other than (i) as the result of such Employee's death or disability (in the case of disability, to the extent such termination shall occur in accordance with the Company's Policy Regarding Absences from the Workplace as in effect on the date hereof, and as described in a memorandum dated June 8, 1995), (ii) as the result of such Employee's resignation, unless such resignation (A) shall have been requested by the Company, (B) shall have followed a reduction in such Employee's annualized base salary or (C) if such Employee's principal workplace is the Company's New York City headquarters, shall have followed the Company's requirement that such Employee

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relocate such Employee's principal workplace to a location outside of the
Borough of Manhattan, New York or (iii) for Cause.

                  SECTION 2. Severance Payments Generally. An Employee shall not be entitled to receive any severance or other payments or benefits from the Company in connection with the Termination of such Employee's employment, except for:

                  (i) payment of vested and accrued pension, savings and vacation benefits, including payment for unused vacation days in accordance with the Company's vacation policy on the date hereof, and continuation of health insurance benefits to the extent required by applicable law;

                  (ii) payments pursuant to written contracts signed by such Employee and the Company; and

                  (iii) the payments described in this Policy, but only if such Employee executes a general release in the form of Exhibit A.

                  SECTION 3. Payments to Class 1 Employees. A Class 1 Employee with respect to whom Termination has occurred shall receive a cash payment as soon as practicable following such Termination equal to three times such Employee's Annual Compensation.

                  SECTION 4. Payments to Class 2 Employees. A Class 2 Employee with respect to whom Termination has occurred shall receive a cash payment as soon as practicable following such Termination equal to two times such Employee's Annual Compensation; provided, however, that if such Employee's Service is less than three, such Employee shall instead receive a cash payment equal to such Employee's Annual Compensation.

                  SECTION 5. Amendment and Termination. The Company may terminate or amend this Policy at any time and from time to time, for any reason or no reason; provided, however, that any such termination or amendment of this Policy that is adverse to the interests of any Employee under this Policy shall be effective only (i) as to any Employee first becoming an Employee after the date of such amendment or termination or (ii) as to any other Employee, as of February 18, 2001.

                  SECTION 6. Coordination with Written Contracts or other Plans. If at any time an Employee shall be entitled to payments in connection with the Termination of such

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Employee both under this Policy and (i) under a written contract between such
Employee and the Company, then the terms of such contract, and not this Policy, shall apply, unless such contract expressly refers to this Section of this Policy and provides for a different result or (ii) another severance plan or policy established by the Company, then the terms of this Policy shall apply.

                  SECTION 7. Payment of Benefits. Severance Payments due under this Policy will be automatically paid following an Employee's Termination. If an Employee believes he is entitled to Severance Payments but does not receive such Severance Payments hereunder or he contests the amount of such payment, he or she may file a claim with the Company. If such claim is denied, the Employee will receive a full written explanation of such denial. The Employee may file an appeal of such denial with the Company within 60 days of receipt of the denial of the original claim. Within 60 days of receipt of the appeal, the Company will review the claim, and if it denies the appeal, will provide written notice of the denial within 60 days of the Company's receipt of the appeal. The Company shall have complete discretion to determine eligibility for Severance Payments hereunder and its decision will be binding.

                  SECTION 8. Statement of Company's Rights. An Employee's eligibility for benefits under this Policy shall not be considered a guarantee of continued or lifetime employment with the Company and shall not change the fact that an Employee shall be considered an Employee at will. An Employee's employment by the Company may be terminated by the Company whenever the Company, in its sole discretion, considers that to be in its best interest, subject to applicable law.




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                  SECTION 9. Enforceability. This Policy is intended to have binding legal effect on the Company, and an Employee's continued service as an Employee of the Company after the date hereof shall be deemed to be in reliance on this Policy and shall constitute consideration for this Policy. This Policy shall be construed in accordance with, and governed by, the laws of the State of New York.

                  IN WITNESS WHEREOF, this Policy has been adopted by the Company as of February 18, 1998.


                                                    CORPORATE PROPERTY INVESTORS



                                                  By:  _________________________
                                                          President and Chief
                                                           Operating Officer


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                                   EXHIBIT A

                          WAIVER AND RELEASE AGREEMENT


                  This Agreement ("Agreement") is between Corporate Property Investors (the "Company") and ____________________ (the "Employee"). In consideration for the Severance Payments described in the attached Policy, the Employee hereby agrees as follows:

                  a. Employee's resignation will be effective on his date of Termination. Employee acknowledges that effective as of such date, any right or authority on Employee's part to act as an agent or employee of the Company, in any manner whatsoever, shall be terminated.

                  b. Employee agrees to release and discharge the Company and any related company, and their respective agents, employees, directors and officers from any and all actions, causes of action, claims, awards, damages, demands or suits, at law or in equity, or liabilities of any kind or nature whatsoever, which Employee now has or hereafter may have against the Company or such other entities or individuals at any time in the past and at any time through his date of Termination. This release and discharge is specifically understood to apply to, but is not limited to, claims of wrongful discharge, claims of discriminatory treatment based upon any one or combination of the factors of sex, race, religion, sexual orientation, handicap, national origin and any and all other claims arising under federal, state or local law, whether such claims arise due to common law (whether arising in tort or contract) or by constitution, statute or ordinance. This release and discharge also includes a waiver of any rights or claims which Employee may have under the Age Discrimination in Employment Act, as amended, arising on or prior to the date of execution of this Agreement but does not include any such rights or claims arising after the date of this Agreement.

                  c. Employee acknowledges that he is entering into this Agreement voluntarily and of his own free will.

                  The parties hereto agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties further agree that should any part or provision of this Agreement be held unenforceable or in conflict with controlling law, the validity of the remaining parts and provisions shall be unaffected.




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                  Employee acknowledges that he was provided a copy of this
Agreement on [ ], and that he has until [ ], to sign and return it to the Company. Employee shall have seven days from the date this Agreement is executed by the Employee to revoke this Agreement. It is agreed that this Agreement shall become effective and enforceable at end of the seven-day revocation period unless the Employee exercises his right to revoke this Agreement within such period. Employee is advised to consult with an attorney prior to executing this Agreement.


                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.


[EMPLOYEE]                                  CORPORATE PROPERTY INVESTORS


By:__________________________               By:_______________________________

   __________________________                  _______________________________
              (Date)                                         (Date)